UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 3, 2013 (June 2, 2013)

American Realty Capital Trust IV, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-54947	32-0372241
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Purchase and Sale Agreement with Certain Subsidiaries of GE Capital

On June 2, 2013, American Realty Capital Trust IV, Inc. (the “Company”), through its operating partnership, entered into a purchase and sale agreement to acquire a portfolio comprised of 986 properties net leased to tenants concentrated in the retail sector located in 47 different states. The portfolio acquisition represents 3.4 million square feet. The sellers of the properties are subsidiaries of GE Capital. None of the sellers has a material relationship with the Company and the acquisition is not an affiliated transaction. Pursuant to the terms of the purchase and sale agreement, the Company’s obligation to close upon the acquisition remains subject to the Company’s satisfactory due diligence and other customary conditions to closing. Accordingly, as of the date of this report, and until the closing of the purchase of the properties, there can be no assurance that the Company will acquire the properties. The purchase and sale agreement contains customary representations and warranties by the sellers.

The properties are leased to 274 tenant groups. The leases are net, whereby the tenants are to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The original term of the leases is a weighted average 17.2 years with a weighted average of 10.6 years currently remaining. The annualized rental income for the portfolio will be approximately $99.6 million, or approximately $28.93 per rentable square foot. The contract purchase price of the portfolio is approximately $1.45 billion, exclusive of closing costs.

Item 8.01. Other Events.

On June 3, 2013, the Company issued a press release announcing its entry into a purchase and sale agreement to acquire a portfolio of 986 net lease properties from certain subsidiaries of GE Capital. The Company also announced that, with this acquisition, its completed acquisitions to date and its potential acquisitions currently under executed purchase and sale agreements, it expects to complete its initial acquisition stage in the next 60 days. These acquisitions will result in an approximately $2.3 billion retail focused net lease portfolio.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated June 3, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST IV, INC.

Date: June 3, 2013	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors